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                                        Registration No. 33-_____
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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549


                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933


                    VALMONT INDUSTRIES, INC.
         (Exact Name of Issuer as Specified in its Charter)

               Delaware                          47-0351813
     (State or Other Jurisdiction of         (I.R.S. Employer
     Incorporation of Organization)          Identification No.)

          Valley, Nebraska                          68064

     (Address of Principal Executive Offices)     (Zip Code)



                     Valmont 1996 Stock Plan
                    (Full Title of the Plan)


                Terry J. McClain, Vice President
                   and Chief Financial Officer
                    Valmont Industries, Inc.
                        Valley, NE  68064

(Name and Address of Agent for Service)

Telephone Number, Including Area Code,
               of Agent for Service:  402-359-2201

                 CALCULATION OF REGISTRATION FEE
=================================================================
Title of    Amount to   Proposed maxi-   Proposed maxi-   Amount
of
securi-     be regis-   mum offering    mum aggregate
registra-
ties to be  tered       price per      offering price   tion fee
registered              share



Common      800,000     $32.00*          $25,600,000*     $8,828
Stock

*Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low sales prices on April 22, 1996.


PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation by Certain Documents by Reference.

     Valmont Industries, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange
Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the
          "Exchange Act") since the end of the Company's fiscal year ended December 30, 1995.

     (c) The description of the Company's common stock and related rights contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Item 6.   Indemnification of Directors and Officers.

     Pursuant to Article IX of the Certificate of Incorporation of the Company, the Company shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after April 27, 1987. A director shall continue to be liable for (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

     The by-laws of the Company provide for indemnification of Company officers and directors against all expenses, liability or losses reasonably incurred or suffered by them to the extent legally permissible under the Delaware General Corporation Law where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person was serving the Company in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

     The Company also maintains a director and officer insurance policy which insures the Company, its subsidiaries and their officers and directors against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

Item 8.   Exhibits

          4.1  -    Valmont 1996 Stock Plan

          5    -    Opinion of McGrath, North, Mullin & Kratz,
P.C.

          23.1 -    Consent of McGrath, North, Mullin & Kratz,
                    P.C., counsel for the Company (included as part
                    of Exhibit 5)

          23.2 -    Consent of KPMG Peat Marwick

          24   -    Powers of Attorney

Item 9.   Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)       To include any prospectus required by
                         Section 10(a)(3) of the Securities Act
                         of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however that paragraph (A)(l)(i) and
               (A)(l)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Valmont Industries, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley, and the State of Nebraska, on this 22nd day of April, 1996.

                                  Valmont Industries, Inc.

                                  By  /s/ Mogens C. Bay
                                    _________________________
                                    Mogens C. Bay, President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 22nd day of April, 1996.

     Signature                           Title

/s/ Mogens C. Bay
_________________________    Director, President and Chief
Mogens C. Bay                Executive Officer (Principal
                             Executive Officer)
/s/ Terry J. McClain
_________________________    Vice President and Chief
Terry J. McClain             Financial Officer (Principal
                             Financial Officer)
/s/ Brian C. Stanley
_________________________    Vice President - Investor
Brian C. Stanley             Relations & Controller
                             (Principal Accounting Officer)


     Robert B. Daugherty*                John E. Jones*
     Charles M. Harper*                  Thomas F. Madison*
     Allen F. Jacobson*                  Walter Scott, Jr.*
     Lloyd P. Johnson*                   Robert G. Wallace*


     *Mogens C. Bay, by signing his name hereto, signs this registration statement on behalf of each of the directors indicated on this 22nd day of April, 1996. A Power of Attorney authorizing Mogens C. Bay to sign this registration statement on behalf of each of the indicated directors of Valmont Industries, Inc. has been filed herein as Exhibit 24.

                            By: /s/ Mogens C. Bay
                               ____________________________
                               Mogens C. Bay
                               Attorney-in-Fact